As filed with the Securities and Exchange Commission on October 13, 2004.


                                                    Registration No. 333-108024


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           Passport Restaurants, Inc.
                  -------------------------------------------
                 (Name of small business issuer in its charter)

        Texas                               5812                 11-3698802
        -----                               ----                 ----------
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)    I.D. Number)


                    5950 Hazeltine National Drive, Suite 290
                             Orlando, Florida 32822
                                 (407) 240-9190
          (Address and telephone number of principal executive offices)

                    5950 Hazeltine National Drive, Suite 290
                             Orlando, Florida 32822
                                 (407) 240-9190
                   (Address of principal place of business or
                      intended principal place of business)

                              Christopher R. Thomas
                    5950 Hazeltine National Drive, Suite 290
                             Orlando, Florida 32822
                                 (407) 240-9190
            (Name, address and telephone number of agent for service)


                                   Copies to:

                             Gary A. Agron, Esquire
                           5445 DTC Parkway, Suite 520
                           Greenwood Village, CO 80111
                                 (303) 770-7254

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. 9

=======================================================================================================================

                                         CALCULATION  OF  REGISTRATION  FEE
=======================================================================================================================
                                                              Proposed            Proposed
                                                               Maximum             Maximum
Title of  Each Class of                   Amount to         Offering Price         Aggregate              Amount of
Securities to be Registered            Be Registered           Per Share          Offering Price      Registration Fee
-----------------------------------------------------------------------------------------------------------------------


Common stock, $.001 par value         1,811,000 Shares        $2.00                $3,622,000             $366 (1)
=======================================================================================================================


(1) The Registrant previously paid a filing fee of $366, so no additional fees are required.


     This registration statement registers the resale of 1,811,000 shares of common stock held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

     The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The per share offering price was calculated based upon a price of $2.00 per share, which is the highest anticipated price that the shares are expected to trade upon listing on the over-the-counter Electronic Bulletin Board.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Subject to completion                                    Dated October 13, 2004

                        1,811,000 shares of common stock
                      initially offered at $2.00 per share


                           Passport Restaurants, Inc.


     This prospectus covers the resale of 1,811,000 shares of our common stock held by our selling stockholders whose names and share amounts are set forth under "Selling Stockholders" in this prospectus. The shares will be offered by our selling stockholders initially at $2.00 per share and thereafter, if the shares are listed for quotation on the over-the-counter Electronic Bulletin Board, at then prevailing market prices or privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See "Selling Stockholders and Plan of Distribution."


     There is no market for our common stock and no assurance that a market will develop in the future. We have applied to list our common stock on the over-the-counter Electronic Bulletin Board following the effective date of this prospectus.


     Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 4.


     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _____________, 2004.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................................1

SUMMARY ....................................................................1

SUMMARY FINANCIAL DATA......................................................3

RISK FACTORS................................................................4

FORWARD-LOOKING STATEMENTS..................................................7

USE OF PROCEEDS.............................................................7

DILUTION ...................................................................7

CAPITALIZATION..............................................................7

SELECTED FINANCIAL DATA.....................................................8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS ............................8

BUSINESS ..................................................................11

MANAGEMENT.................................................................16

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND BENEFICIAL
    OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK .........................20


SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION..............................21


RELATED PARTY AND OTHER MATERIAL TRANSACTIONS..............................24

DESCRIPTION OF CAPITAL STOCK...............................................25

SHARES ELIGIBLE FOR FUTURE SALE............................................26

EXPERTS ...................................................................27

LEGAL MATTERS..............................................................27

WHERE YOU CAN FIND MORE INFORMATION........................................27

FINANCIAL STATEMENTS......................................................F-1

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

                                     SUMMARY

     This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business


     We currently operate one quick-casual, cafe-style restaurant in Sunrise, Florida and one restaurant in Plymouth, Massachusetts which is under construction and which we expect to open in January 2005. We offer eat-in, take-away, catering and gourmet-food. Our menu emphasizes freshly-prepared, boldly-flavored selections, generally with a European derivation, including uniquely-seasoned rotisserie chicken, seasonal salads, warm panini sandwiches, deli-style sandwiches featuring European cold cuts, seafood, German sausages, pasta dishes and vegetarian specialties. European artisan breads and pastries also are featured. Each menu item uses ingredients carefully selected for freshness and quality, is made fresh to order with generous portions and is attractively presented on china service ware to make the meal both nutritious and appealing to the eye.


     Our target customers include more mature urban and suburban customers who are time-sensitive yet desire higher quality, more boldly-flavored foods than are typically found at fast food restaurants. We seek to locate future restaurants in high visibility, heavily-trafficked office or shopping areas that are easily accessible to our target clientele.


     We may also acquire smaller earlier stage quick-casual restaurant chains that we believe offer significant growth opportunities. We have not entered into any discussions with any such companies and can give no assurance we will acquire any such restaurants in the future.


History

     We were organized as a Texas corporation under the name Leopard Holdings, Inc. in September 2000. In June 2003 we acquired substantially all of the assets of Passport - A Taste of Europe, Inc., a Florida corporation organized in May 2002, in exchange for 8,010,938 shares of our common stock and 623,318 common stock purchase warrants. In July 2003, following the asset acquisition, we changed our name to Passport Restaurants, Inc.


     In July 2004 we sold 1,500,000 shares at $1.00 per share to the Absolute Return Europe Fund and 250,000 shares at $1.00 per share to the European Catalyst Fund. We also borrowed $1,750,000 from the Absolute Return Europe Fund evidenced by a convertible promissory note. The promissory note is convertible until June 30, 2007 into shares of our common stock at the lower of $1.00 per share or 80% of the closing price of our common stock on the five business days prior to conversion. Use of the funds generated from the stock sales and the loan is restricted to funding the purchase of other restaurants or restaurant chains. All 1,750,000 shares issued to the Absolute Return Europe Fund and the European Catalyst Fund are being registered hereby.

     In July 2004 we also issued 478,138 shares of our common stock valued at $5.50 per share in exchange for the cancellation of promissory notes and accrued interest aggregating $2,629,759 held by Kabob USA, Inc., an affiliate.

     Our principal executive offices are located at 5950 Hazeltine National Drive, Suite 290, Orlando, Florida 32822, and our telephone number is (407) 240-9190.


The Offering


Securities offered by our selling
    stockholders: .......................     1,811,000 shares of common stock.
Securities outstanding prior to
   and after the offering: ..............     12,671,590 shares of common stock.
Use of proceeds: ........................     We will not receive any proceeds
                                              from the sale of the common stock.


Description of Selling Stockholders and Reasons for Registration


     Through this prospectus, we are registering the resale of 1,811,000 shares of our common stock which are held by the selling stockholders. The names and share amounts of the selling stockholders are set forth under "Selling Stockholders" in this prospectus. The shares are being registered in part to comply with certain opinions of the Staff of the Securities and Exchange Commission that the resale of securities initially acquired from a company without then current operations must be registered before being offered for resale. Therefore, most of our selling stockholders would be unable to resell their shares unless the shares were registered. Upon completion of the registration, we will become a "reporting company" under Commission rules and will be eligible to list our common stock on the Electronic Bulletin Board.

                             SUMMARY FINANCIAL DATA

     The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data


                      Twenty-four week    Twenty-four week
                        period ended        period ended           Year ended           Inception (May 30, 2002
                        June 13, 2004       June 15, 2003       December 28, 2003     through December 29, 2002)
                        -------------       -------------       -----------------     --------------------------
Total Revenue            $   71,612            $ 94,532            $    214,071              $    2,821
Net profit (loss)        $ (891,725)           $177,946            $ (2,657,804)             $ (466,042)
Net profit (loss)
    per share            $     (.09)           $   (.10)           $       (.28)             $     (.05)

Balance Sheet Data

                                               December 28, 2003                          June 13, 2004
                                               -----------------                          -------------
Working capital (deficit)                       $     (585,335)                          $     (531,365)
Total assets                                    $    1,784,270                           $    1,461,484
Total liabilities                               $    3,018,508                           $    3,158,053
Stockholders' equity (deficit)                  $   (1,234,238)                          $   (1,696,569)

                                  RISK FACTORS

     The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.


We Have Had Limited Operations and Revenue and Have Incurred Losses Which Could Cause Us to Curtail Our Operations.

     We were formed in May 2002 and have had limited operations and negligible revenue to date. For the year ended December 29, 2003 and the 24-week period ended June 13, 2004, we incurred losses of $2,657,804 and $891,725, respectively. If we are unable to expand our operations and revenue and reduce our losses, we may be required to curtail our operations.

Due to Our Negative Net Worth and Deficit in Working Capital, We Will Need to Raise Additional Capital and if We are Unable to Do So, We May Be Unable to Grow Our Business.

     We believe that we currently have sufficient capital to complete the restaurant under construction and to operate our business for at least one year. However, at June 13, 2004 we had a negative net worth of $1,696,569 and a deficit in working capital of $531,365. In order to expand our business, we will need to obtain additional debt or equity capital. We cannot assure that we will be able to raise additional capital, but if we do so, the issuance of debt or equity securities may cause additional dilution to current stockholders. We currently have no commitments for any such financings and there can be no assurance that any such financings can be obtained on terms acceptable to us. If we are unable to raise such additional capital, we may be unable to grow our business.


We Only Operate One Restaurant Which Limits Our Potential to Generate Earnings and Places Us at a Competitive Disadvantage Compared to Larger Restaurant Chains.


     We currently operate only one restaurant and have one other restaurant under construction. Due to this small number of restaurants, poor operations at any one restaurant could materially affect our profitability. Moreover, our current restaurant field supervision and corporate support infrastructure is very small especially compared to larger restaurant chains. Accordingly, although there is no specific number of restaurants that will put us on an equal footing with competitors, the more restaurants we operate, the more we can capture economies of scale with respect to expenses, and the more we can spread out the affects of under-performing restaurants.


We May Be Unable to Accomplish Our Growth Strategy Which Would Limit Our Revenue and Profitability.

     Our growth strategy contemplates the development or acquisition of new restaurants and will depend on a number of factors, including the availability of suitable restaurant locations, the negotiation of favorable lease or site acquisition terms, the identification of restaurants we may be interested in acquiring, the hiring, training and retention of skilled management personnel, the availability of adequate capital, general economic and business conditions and other factors, some of which are beyond our control. There can be no assurance that we will achieve our expansion goals or manage our growth effectively, and a failure to do so would limit our revenue and profitability, if any.

We Face Significant and Increasing Competition Which Could Force Us to Increase Our Advertising Expense and Reduce Our Prices.

     The quick-casual cafe-style sandwich and baked goods restaurant business is highly competitive. Many of our competitors are well established and have substantially greater financial, marketing and other resources than we. Moreover, some national and regional competitors such as Au Bon Pain, Cafe La France and Panera have significant presence in the greater Boston, Massachusetts area, while chain store operators and franchisors have been upgrading their menu selections to include more baked goods and sandwiches. The existence, expansion and menu modifications of our competitors may force us to increase our advertising expense and reduce our prices which in turn could reduce our profits, if any.


There is No Current Market for Our Securities Which May Make it Difficult for Investors to Sell Our Common Stock.

     There is no public market for our common stock and there can be no assurance that an active public market will develop in the future. We have applied to list our common stock on the over-the-counter Electronic Bulletin Board following the effective date of this prospectus, but there can be no assurance that we will obtain such listings or that a trading market will develop in our common stock, or, if developed, will be sustained. Accordingly, our stockholders may not be able to sell their shares should they desire to do so.

We Have Not Paid Dividends and Do Not Intend to Do So in the Future, So Investors Will Not Receive Income from Their Investment in Our Common Stock.

     We currently intend to retain any future earnings for use in our business and do not expect to pay any cash dividends on any shares of common stock for the foreseeable future. Accordingly, investors will not receive income from their investment in our common stock.

Compliance with Government Regulations Imposed on Our Restaurant Operations May Increase Our Costs and Reduce Our Profits, if Any.


     We are subject to a variety of federal, state and local laws relating to restaurant operations. Each of our restaurants is subject to licensing and regulation by a number of government authorities, including health, safety, sanitation, building and fire agencies. Difficulties in obtaining, or failure to obtain, required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. Our restaurants' operations are also subject to federal and state laws governing such matters as the minimum hourly wage, unemployment tax rates, sales tax and similar matters over which we have no control. Significant numbers of our service, food preparation, and other personnel are paid at rates related to the federal minimum wage, and increases in the minimum wage could increase our labor costs. Any increases in our costs caused by government regulations would reduce our profitability, if any.


Our Majority Stockholder Controls All of Our Operations and Will Continue to Do So, Thereby Eliminating the Rights of Any Other Stockholder to Influence Our Operations.

     Passport - A Taste of Europe, Inc. owns 63.8% of our common stock and therefore is able to elect all of our directors and control our operations. Therefore, our other stockholders, including investors in the offering, will have no right or ability to influence our operations now or in the future.

There is a Reduced Probability of a Change of Control or Acquisition of Us Due to the Possible Issuance of Preferred Stock. This Reduced Probability Could Deprive Our Investors of the Opportunity to Otherwise Sell Our Stock in an Acquisition of Us by Others.


     Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of "blank check" preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

There are Limitations on Our Officers' and Directors' Liabilities to Us Which Will Make it More Difficult for Our Stockholders to Sue Our Officers and Directors.

     Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

     o    a breach of the director's duty of loyalty to us or our stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

     o    a transaction from which our director received an improper benefit; or

     o an act or omission for which the liability of a director is expressly provided under Texas law.

     In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Texas law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Required Disclosure Concerning Trading of Penny Stocks or Low-Priced Securities Will Reduce the Liquidity of Our Common Stock.

     Our common stock does not currently trade on any over-the-counter market or exchange. If and when the common stock is cleared for trading on the Electronic Bulletin Board, it will be subject to rules that regulate broker-dealer practices in connection with transactions in "penny stocks." The Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $2.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery by the broker-dealer, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. In addition, the broker-dealer, subject to certain exceptions, must make an individualized written suitability determination for the purchase of a penny stock and receive the purchaser's written consent prior to the transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These requirements may severely limit the market liquidity of our common stock and the ability of our stockholders to sell their shares should a market develop.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.

                                    DILUTION


     At June 13, 2004, our outstanding common stock had a negative net tangible book value of $.16 per share based upon our 10,325,810 shares outstanding as of that date. "Dilution" is the difference between the price paid by a stockholder for our shares and the net tangible book value per share of our common stock at the time of purchase. This dilution could be substantial depending upon the price new investors pay for their shares after the date of this prospectus.


                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 13, 2004.


                                                               June 13, 2004
                                                               -------------
Common stock, $.001 par value,
    50,000,000 shares authorized,
     10,325,810 shares outstanding .....................      $       10,326
Preferred stock, no par value,
    10,000,000 shares authorized,
    no shares outstanding ..............................      $          -0-
Additional paid-in-capital .............................      $    2,308,676
Accumulated deficit ....................................      $   (4,015,571)
Total stockholders' equity .............................      $   (1,696,569)

                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Statement of Operations Data



                      Twenty-four week    Twenty-four week
                        period ended        period ended           Year ended           Inception (May 30, 2002
                        June 13, 2004       June 15, 2003       December 28, 2003     through December 29, 2002)
                        -------------       -------------       -----------------     --------------------------
Total Revenue            $    71,612           $ 94,532            $     214,071            $     2,821
Net profit (loss)        $  (891,725)          $177,946            $  (2,657,804)           $  (466,042)
Net profit (loss)
    per share            $      (.09)          $   (.10)           $        (.28)           $      (.05)

Balance Sheet Data

                                               December 28, 2003                        June 13, 2004
                                               -----------------                        -------------
Working capital (deficit)                        $    (585,335)                          $   (531,365)
Total assets                                     $   1,784,270                           $  1,461,484
Total liabilities                                $   3,018,508                           $  3,158,053
Stockholders' equity (deficit)                   $  (1,234,238)                          $ (1,696,569)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion should be read in conjunction with our audited financial statements and footnotes included elsewhere in this prospectus.


     We operate one quick-casual cafe-style restaurant and have one restaurant under construction. Our goal is to develop additional restaurants under the "Passport" brand throughout the United States, initially through construction and build-out of company-owned restaurants and then, potentially through franchising. We may also acquire other restaurants or restaurant chains in the future. In July 2004 we completed a debt and equity financing of $3,500,000 and have segregated these funds to use specifically for restaurant development and acquisition.

     We continue to assemble a management team with the requisite experience to lead our anticipated growth. If we are successful in opening and operating additional restaurants, the scale of our operations will increase significantly. This increase will include the hiring of additional personnel in all functional areas and will result in significantly higher operating expenses. There can be no assurance that the increase in operating expenses will be offset by a similar increase in revenue. Expansion of our operations may cause a significant strain on our management, financial and other resources. Our ability to manage future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. As a result of such expected expansion and the anticipated increase in our operating expenses, as well as the difficulty in forecasting revenue levels, we expect to continue to experience significant fluctuations in our revenue, costs and gross margins, and therefore in our results of operations.


     We believe we currently have sufficient management personnel to staff our existing restaurant and our restaurant under construction. We have recently hired a Director of Restaurant Operations at a salary of $65,000 per year, have a manager for our existing restaurant to whom we pay a salary of $28,000 per year and will retain a manager prior to year end for our restaurant under construction. Salaries for these individuals are expected to be financed from restaurant cash flows.


Results of Operations


Results of operations for the 24-week period ended June 13, 2004 compared to June 15, 2003:

     Sales for the twenty-four week period ended June 13, 2004 were $71,612 as compared to $94,532 for the twenty-four week period ended June 15, 2003. Cost of goods sold, including costs for food, beverages and labor, for the twenty-four week period ended June 13, 2004 were $141,005 compared to costs of goods sold of $177,946 for the same period in the prior year. This resulted in a negative gross profit of $(69,393) for the twenty-four week period ended June 13, 2004 compared to a negative gross profit of $(83,414) for the same period in the prior year.

     Other operating expenses, depreciation and general and administrative expenses for the twenty-four week period ended June 13, 2004 were $788,691 compared to $747,312 for the same period in 2003 including $201,717 for management salaries. Other expenses primarily consisted of concept development expenses, costs associated with raising capital, rents and utilities, marketing and promotions and administrative expenses.

Results of operations for the year ended December 28, 2003 compared to the year ended December 29, 2002:

     We opened our first prototype restaurant in Cambridge, Massachusetts in January 2003. Our operations during the year focused on menu development. Sales for the year ended December 28, 2003 were $214,071 as compared to sales of $2,821 for the period from inception, May 30, 2002, through the end of our first fiscal year ending December 29, 2002. Cost of goods sold, including costs for food, beverages and labor, for the year ended December 28, 2003 were $456,004. This resulted in a negative gross profit for the period of $(241,933). For the fiscal year ended December 29, 2002, cost of goods sold were $9,760 resulting in a negative gross profit of $(6,939).

     Other operating expenses, depreciation and general and administrative expenses for the year ended December 28, 2003 were $2,348,589 compared to $451,361 for the period from inception, May 30, 2002, through the end of our fiscal year ending December 29, 2002. These expenses primarily consisted of concept development expenses, costs associated with raising capital, rents and utilities, marketing and promotions, management and administrative expenses.

Liquidity and Capital Resources

     To date we have financed our operations through debt financings, equity investments and from the limited cash flow generated by our one existing restaurant. At June 13, 2004 we had cash and cash equivalents of $54,273 as compared to $72,677 as of December 28, 2003. We will require additional capital to further expand operations. Our ability to obtain future financing through join ventures, equity or debt financing or otherwise, is subject to market conditions and our ability to identify parties that are willing and able to enter into such arrangements on terms that are satisfactory to us.

     In 2004 we increased our working capital borrowings from related parties to $2,448,886 as of June 13, 2004. In 2003 operating activities used $1,131,993 of net cash. We received $1,149,554 from working capital borrowings and $895,446 from the sale of common stock. In addition, during the year ended December 28, 2003, we made cash payments for purchased equipment of $1,018,169.


     In July 2004 we raised $3,500,000 in convertible debt and equity capital from institutional investors in Europe. Pursuant to the investment agreement with the institutional investors, this capital is restricted to the funding of acquisitions and related development activities. In addition, in July 2004 we converted all of the outstanding working capital borrowings aggregating $2,629,759 from related parties into equity.


     Changes in current assets and current liabilities resulted in negative working capital of $585,335 as of December 28, 2003 and $531,365 at June 13, 2004. As our liquidity is limited, we need to increase cash provided by operations and may be required to obtain funds in the short-term and in the longer-term to continue to operate. There can be no assurance that we will be able to raise such funds.


     As a result of the $2,629,759 conversion of debt to equity and our $3,500,000 raise of debt and equity, we believe that we have sufficient liquidity to fund our current operating activities for at least the next 12 months and that we have sufficient funds to complete and open our restaurant under construction.

Critical Accounting Policies and Estimates

     Our Financial Statements and Notes to our Financial Statements contain information that is pertinent to management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. We believe the following critical accounting policies involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset and liability amounts.

     We recognize revenue upon delivery of product or performance of services as follows. Restaurant sales are recorded upon delivery of food and other products to a customer.

     We have recorded a valuation allowance to reduce our deferred tax asset arising from capital loss carry-forwards and charitable contribution carry-forwards which we may not be able to utilize prior to their expiration. Our recorded net deferred tax asset is limited by the underlying tax benefit that we expect to ultimately realize. An adjustment to income could be required if we were to determine that we could realize tax benefits in amounts greater or less than the amounts previously recorded.

                                    BUSINESS

General


     We were organized as a Texas corporation under the name of Leopard Holdings, Inc. in September 2000 and in June 2003 we acquired all of the assets of Passport - A Taste of Europe, Inc., which we refer to as Passport Europe. Passport Europe is a Florida corporation organized in May 2002 to develop and operate quick-casual cafe-style restaurants in the United States. Passport Europe agreed to sell us substantially all of its assets because it believed its concepts could better be developed and financed through a publicly-held company. Accordingly, we issued 8,010,938 shares of our common stock and 623,318 common stock purchase warrants to Passport Europe for substantially all of its assets including its one Cambridge, Massachusetts restaurant, its two restaurants under construction and all of its Passport trademarks and intellectual property rights. At the time of the acquisition, we had 1,989,062 shares outstanding. On the closing date of the transaction, our then officers and directors resigned and a new board and executive officers proposed by Passport Europe were elected.

     We have developed and operate one quick-casual cafe-style restaurant in Sunrise, Florida, and have one restaurant under construction in Plymouth, Massachusetts which we expect to open in January 2005. Our current operations are limited to the management of our one operating restaurant and our anticipated activities are limited to the January 2005 opening of our second restaurant. No additional steps are necessary to generate revenues and no contingencies exist with respect to the opening of our second restaurant, as we have sufficient funds to complete the restaurant. Subsequently, we intend to open additional restaurants or to acquire small restaurant chains owned by others. We have set aside $3,500,000 which we obtained from two European institutional investors for this purpose. We have had no discussions regarding any such acquisitions and can give no assurance we will complete any acquisitions in the future.


     Quick-casual restaurants are meant to combine faster service than that offered by traditional casual dining restaurants with food that is equal to casual dining quality and superior in variety and taste to fast food restaurants. Our restaurant concept includes eat-in, take-away, catering and a high-end, gourmet-food retail section with hard to find ingredients commonly used in catering and private chef services. The menu contains a variety of freshly-prepared, boldly flavored selections, generally with a European derivation, including uniquely-seasoned rotisserie chicken, seasonal salads, warm panini sandwiches, deli-style sandwiches featuring European cold cuts, seafood, German sausages, pasta dishes and vegetarian specialties. European artisan breads and pastries also are featured. Each menu item uses ingredients carefully selected for freshness and quality, is made fresh to order with generous portions and is attractively presented on china service ware to make the meal both nutritious and appealing to the eye.

     Our restaurant provides a high quality, quick meal solution that offers a wide variety of flavorful, freshly prepared meals, in a clean and pleasant environment, and at a price that is reasonable. The restaurant also offers a retail shopping opportunity for gourmet ingredients and condiments as well as full catering services. Catering services are flexible, offering a wide range of meals from simple sandwiches and salads to holiday-style full-course offerings. Catered meals emphasize high quality, fresh foods and interesting European flavors.


     Our restaurant concept stresses:


     o    Convenience and service

     o    Hospitality

     o    A variety of high-quality, flavorful foods

     o    High cleanliness standards

     o    High value for the price

     o A restaurant design that offers a comfortable, simple European style ambiance

     We may also acquire smaller earlier stage quick-casual restaurant chains that we believe offer significant growth opportunities. We have not entered into any discussions with any such companies and can give no assurance we will acquire any such restaurants in the future.

Industry Trends


     Until the late 1980's American consumers were not fully acquainted with the popular gourmet cafes of Europe. With increased travel and globalization of consumer taste, and the intense media focus on healthy meals, the 1980's witnessed a growing awareness of European-style gourmet cafes featuring fresh, healthy foods. Shifting tastes, especially of baby boomers, and the desire for an open setting for conversation and interaction which could replace bars or specialty restaurants in our opinion appealed to consumers as represented by such competitors as Au Bon Pain, Panera's and Cafe La France.


Products and Service

     We offer three types of food service:

     o a variety of healthy lunch and dinner selections including rotisserie chicken, seasonal salads, fresh made sandwiches, pasta and vegetable dishes and seafood which can be ordered at the counter and delivered to the guest's table in the restaurant or picked up as take out;

     o    gourmet foods and condiments sold at the counter for take out; and

     o    catering services.

     Our menu emphasizes quality, freshness and interesting flavors. The demographic profile of our target customer base is middle-income, quality conscious, generally mature adults.

     We focus on the guest's entire dining experience, including fresh, quality food ingredients, unique recipes and flavors, appealing presentations, comfortable ambience and value. Pricing is structured so guests perceive good value, with high quality food at reasonable prices, to encourage frequent visits. We seek to build sales through menu variety, product merchandising and various local marketing activities. We may use external media when deemed appropriate and cost effective in specific markets.

     We believe that the consistent provision of quality food, guest hospitality, efficient service, clean facilities combined with operational efficiency is necessary for a successful restaurant. Accordingly, we are focused on executing our philosophy of complete customer satisfaction to insure that each guest is satisfied with our menu quality, value, hospitality and service. Consistent with this philosophy, quality control standards have been established for all food and beverage products, food handling and preparation, speed and friendliness of service, and the cleanliness and physical environment of the restaurants.

Strategy

     Our goal is to develop Passport restaurants throughout the United States, initially through construction and build-out of company-owned restaurants and then, potentially through franchising. In order to achieve our goals, future restaurants will:

     o Offer a quick eat in or take out meal solution of healthy, freshly prepared, flavorful meals in a clean and pleasant atmosphere;

     o Emphasize the European origins of many of the restaurants' menu offerings;

     o Combine gourmet food items for retail sale as a part of restaurant operations;

     o Promote the high quality, convenience and personal services of the our catering services;

     o Offer the guest perceived value and attentive, detail-oriented services at reasonable prices.


     We initially intend to focus on the development of company-owned restaurants in greater Boston, Massachusetts and nearby markets, which include Cambridge and Plymouth, Massachusetts and in Ft. Lauderdale, Florida. Christopher R. Thomas, our Chief Executive Officer, administers our business from Florida, with Massachusetts store management reporting directly to him. We currently have one restaurant in operation, in Sunrise, Florida and have one restaurant under construction in Plymouth, Massachusetts. Both of these restaurants are supervised by Mr. Thomas, our Chief Executive Officer, who has significant experience in operating multi-unit restaurant chains. We do not currently have any plans, proposals, arrangements or understandings for the acquisition or development of any other restaurants or locations, although we anticipate opening additional restaurants in the New England and South Atlantic areas in the next 12 months. Funding to complete the development of our second restaurant and for new restaurants will be drawn from a $3,500,000 investment we received in July 2004 from two European institutional investors.

     Although costs may vary for any specific location, we estimate that our typical new restaurant will cost approximately $400,000 to open, including costs for leasehold improvements, equipment, furniture and fixtures, opening inventory and initial advertising and working capital. The typical restaurant is a 2,000 to 2,500 square feet, in-line or end cap facility, situated in urban developments and high-quality, suburban lifestyle centers. We will also offer, as represented by our Sunrise restaurant which is under construction, smaller restaurants in urban settings that will have less traffic and customer counts but will also have lower operating and leasehold expenses.


Competition

     Aside from single-unit, family-owned stores, we compete most directly in the Boston area with Au Bon Pain and Cafe La France, both of which are multi store operations with a significant presence in the Northeast and, in the case of Au Bon Pain, throughout the United States. We also compete with other cafe-style restaurant chains, including Panera, as well as single units and small chains which offer a comparable dining experience. In a broader sense, we compete with specialty food and casual dining restaurants.

     Competitive factors in the quick-casual restaurant business include location, ambiance, customer service, price and quality of food products. We believe our restaurant competes favorably in each category while emphasizing customer service and food quality.

Site Selection and Design


     We will seek to locate future restaurants in high visibility, heavily trafficked, office or shopping areas that are easily accessible to our target customers. Our restaurant concept relies on repeat business. Accordingly, in evaluating a potential new urban location, our management studies the area within a 15-minute walking radius. We obtain information regarding fast food and quick service competitors within the area. Detailed office occupancy, demographic and pedestrian traffic count information is also collected. Based on this information, we attempt to forecast sales, construction and equipment costs and return on investment. In evaluating a potential residential or suburban location, our management studies the area within a radius of five miles, and evaluate such factors as parking, demographics, including population density, population age and income, pedestrian and automobile traffic, visibility, zoning requirements (including setback and signage) and neighboring retail outlets.

     In the future, we may retain a firm to provide or assist us in obtaining such information, but have no current plans to do so. We did not conduct such studies for the restaurant we opened or the one under construction, as we intend to use these two restaurants to test our operating systems and to compare urban and suburban locations.


     In our restaurant design, we attempt to create a comfortable atmosphere through the selection of our store fixtures, lighting and wall coverings to reflect the ambiance of a European cafe.

Properties

     Our existing and under construction restaurants are located in leased premises with primary lease terms typically of five years, with renewal periods thereafter. Lease costs are typically triple net leases which provide for a minimum base occupancy charge and a charge for common area maintenance costs, insurance and real estate taxes. The following is a list of leases for which we are obligated.

                                                                                Initial Term/
                                                Square                          Remaining                Renewal
Location                                         Feet          Rent                  Term                Options
--------                                        ------         ----             --------------           --------


Corporate Office                                  824          $1,459            3 years/2 years            None
5950 Hazeltine National Drive, Suite 290
Orlando, Florida 32822


Sunrise Restaurant                                700          $4,463            8 years/4.25 years         None
Sawgrass Mills Mall
Sunrise, Florida

Plymouth Restaurant (1)                          4,399         $3,857            5 years/3 years          5 years
10 Cordage Park Circle, Suite 253
Plymouth, Massachusetts  02360


(1)  Under construction, expected to open in January 2005.

     In September 2004 we closed our restaurant in Cambridge Massachusetts which we opened in January 2003 and had used as a prototype and for employee training purposes. We continue to be obligated on the lease underlying the restaurant until July 20, 2007 but are currently seeking a sub-tenant.

Marketing and Advertising

     In general, we have relied on word-of-mouth and customer satisfaction to entice new customers into our restaurant. In addition, we have conducted limited local advertising and promotions. These promotions have included discount programs to encourage frequency, an emphasis on eye catching signage and the use of promotional gift baskets of restaurant food items as gifts to influential individuals.

Management Information Systems

     Each restaurant will have computerized cash registers to collect point-of-sale transaction data, which is used to generate pertinent marketing information, including product mix and average check. Our in-store information system is designed to assist in labor scheduling and food cost management, to provide corporate and retail operations management quick access to retail data, and to reduce managers' administrative time. The system supplies sales, bank deposit and variance data to our accounting department on a daily basis.

Trademarks

     The Passport name and logo are of material importance to us and are the subject of a trademark registration currently pending with the United States Patent and Trademark Office. In addition, other marks of lesser importance have or will be registered with the United States Patent and Trademark Office in the future.

Government Regulation

     Each restaurant will be subject to licensing and regulation by state and local health, sanitation, fire and other departments, and to the regulations of certain federal agencies, including the Occupational Safety and Health Administration. Difficulties or failures in obtaining the required licensing or approvals could result in delays or cancellations in the opening of restaurants. We are also subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions. We are currently in compliance with all applicable government regulations.

     Should we elect to franchise, we will be subject to federal and state laws regulating the offer and sale of franchises. Such laws impose registration and disclosure requirements on franchisers in the offer and sale of franchises and may apply substantive standards to the relationship between franchiser and franchisee.


     We believe we are in compliance with all applicable governmental regulations.


Legal Proceedings

     We are not currently involved in any material litigation or other legal proceedings.

Employees


     We currently have three full-time corporate employees, including Mr. Thomas, our Chief Executive Officer, and Mr. Czekelius, our Vice President - Culinary Development. We also have ten restaurant employees who work daily shifts but may be considered part-time employees as none are in the restaurant during an entire business day. Our performance and development are substantially dependent on the continued services of our executive officers and on our ability to hire, retain and motivate other key employees. We do not have "key person" life insurance policies on the lives of any of our executive officers or other employees.

                                   MANAGEMENT

Directors and Executive Officers

     Our officers and directors along with their ages and present positions with us are as set forth below. All such individuals became our officers and directors in June 2003.

Name                     Age    Position
----                     ---    --------

Christopher R. Thomas     55    Chief Executive Officer, President and Director
Roland Czekelius          47    Vice President - Culinary Development
John M. Creed             66    Director
Clyde E. Culp III         58    Director
Werner Fischer            51    Director


     Our directors serve in such capacity until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers serve at the discretion of our Board of Directors, until their death, or until they resign or have been removed from office. We have an audit committee and compensation committee composed of Messrs. Creed, Culp and Fischer, all of whom are independent directors.


     There are no agreements or understandings for any director or officer to resign at the request of another person and none of the directors or officers is acting on behalf of or will act at the direction of any other person. The activities of each director and officer are material to our operations. No other person's activities are material to our operations.


     Christopher R. Thomas has over 20 years of chain restaurant experience, including operations, concept and menu development, franchise relations and finance and revitalization turn-around efforts. Since October 2001, Mr. Thomas has served as Chief Executive Officer of Pacific Ocean Restaurants, Inc., a southern California based restaurant operating company, which acquires, grows and manages emerging, underdeveloped and underperforming restaurant chains. Mr. Thomas is responsible for the overall business strategy of Pacific Ocean Restaurants but does not administer its day-to-day operations and accordingly, devotes less than 5% of his time to Pacific Ocean Restaurants. From May 2000 until September 2001, he served as President of Planet Hollywood International, Inc., a publicly held company, where his focus was on the revitalization of the chain's menu and operations. Planet Hollywood filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in October 1999 and October 2001. In 1997 Mr. Thomas was named President and Chief Executive Officer of Sizzler USA, a chain of 300 company and franchise family restaurants with annual sales in excess of $300 million. As CEO of Sizzler USA, Mr. Thomas led a turnaround of the domestic Sizzler business by re-positioning the Sizzler concept as the basis for a revitalization of its menu, facilities, operations, marketing, purchasing, employee recruitment and training. As a result, the Sizzler domestic division produced same store sales increases after 27 quarters of declines and produced annual profits in excess of $8 million after annual losses of more than $10 million. Mr. Thomas left Sizzler in 1999 and from 1984 to 1999, he was Executive Vice President and Chief Financial Officer of Sizzler International, Inc., a New York Stock Exchange listed company. While at Sizzler International, Inc., Mr. Thomas was responsible for multiple public debt and equity offerings, including offerings in international markets, and major acquisitions and divestitures including the sale of the domestic KFC division (209 restaurants), the sale of Collins Foods Service ($300 million in annual sales) and the purchase and sale of Naugles, Inc. (200 restaurants) among others. Mr. Thomas served as Chairman of the California Restaurant Association from 2000 to 2002. He is a Magna Cum Laude graduate of the University of Southern California, Los Angeles, California, where he earned a Bachelor of Science degree. Mr. Thomas devotes substantially all of his time to our affairs.

     Roland Czekelius has been a Chef for more than 32 years. From 1993 to 1995 he was the chief chef at the Jalousie Plantation Resort and Spa in the Caribbean island of St. Lucia where he was responsible for the Resort's culinary and food and beverage operations. From 1995 to 1998 he acted as Special Assignment Chef at the New England Culinary Institute. Subsequently, from 1998 to 1999 he was director of food and beverage at the Stowe Mountain Resort. From 1999 to 2000 he acted as an independent consultant for a number of chain restaurants including Darden Restaurants. From 2000 to 2001 he was Vice President of Culinary Operations and Development for Planet Hollywood International. He joined us in 2001 after leaving Planet Hollywood.


     John M. Creed founded Pacific Ocean Restaurants, Inc., a southern California based restaurants operating company which acquires, grows and manages emerging, underdeveloped and underperforming restaurants chains in 1996, and has more than 30 years experience in the restaurant industry. From 1968 until his retirement in 1996, Mr. Creed was Chairman and Chief Executive Officer of Chart House Enterprises, Inc., a NYSE listed restaurant chain of dinner houses which he grew from 12 to 75 units with annual sales exceeding $200 million under his leadership. During his tenure with Chart House, he served in many capacities, including President and Chief Operating Officer of the operating company, Diversified Restaurants, Inc., a public company with sales of $800 million and comprised of 800 Godfather's Pizzas, 500 Burger King restaurants and 10 Luther's Bar-B-Q restaurants as well as the Chart House restaurants. Mr. Creed has successfully led initial public offerings and management leveraged buy outstanding of Chart House and numerous chain restaurant acquisitions and divestitures including Luther's Bar-B-Q, Islands Restaurants, Paradise Bakery and Cork `n Cleaver.

     Clyde E. Culp, III began his hospitality career in 1975 when he created Davco Foods, Inc. with five partners. The Wendy's restaurants company grew to be the largest Wendy's franchise in the world with 146 restaurants when it was sold in 1987. Mr. Culp was Executive Vice President of Krystal Company, a chain of hamburger restaurants, and served on its board for 17 years. From 1988 to 1990 he worked for Promus Hotel Company as President and CEO of Embassy Suites Hotels and from 1990 to 1992 as Chief Operating Officer of Holiday Inns before it was sold. From 1993 to 1995, Mr. Culp served as President and CEO of Long John Silvers, a chain of 1,500 owned or franchised restaurants. Currently through his company, Culp Enterprises, LLC, Mr. Culp is involved in a number of businesses. He is actively working as an advisor to the Shoney's and Captain D's restaurant chains and has ownership interest in and sits on the boards of New York Substantially, Memphis BBQ, Pacific Ocean Restaurants and Damon's of West Virginia. Additionally, Mr. Culp sits on the Boards of several privately held non-restaurant companies and is a majority owner and Chairman of McHenry Metals Golf Designs Corp., a manufacturer of premium drivers and putters.

     Werner Fischer holds a doctorate degree from Friedrich-Schiller University. He was formerly an assistant at the Friedrich-Schiller University in Jena Germany. From 1986 to 1991 Dr. Werner was an independent consultant to a number of German governmental institutions and since 1992 has operated a consulting business in Linburg, Germany, specializing in real estate development.


Executive Compensation

     We did not pay compensation to any executive officer or director during our fiscal years ended December 29, 2002 or December 28, 2003 in excess of $100,000. Total executive officer salaries in 2002 and 2003 were $98,873 and $343,706, respectively. In July 2003 we entered into a three year employment agreement with Mr. Thomas which provides for a salary of $300,000 per year and under which he will act as our Chief Executive Officer. Under the agreement, Mr. Thomas is entitled to receive incentive awards and pension, profit sharing and stock option participation as made available to other executive officers. We may terminate the agreement for cause which requires willful misconduct and Mr. Thomas may terminate the agreement for good reason which involves a breach by us of the agreement or a change in control of our company. No other executive officer currently receives compensation in excess of $100,000 per year, other than Mr. Czekelius, who currently receives an annual salary of $148,000. No executive officer or director has been granted stock options, warrants or any other stock-based grants or long-term compensation.

                           Summary Compensation Table

                                                                                              Other Annual
Name and Principal Position                  Year         Salary($)         Bonus($)        Compensation($)
----------------------------                 ----         ---------         --------        ---------------
Christopher R. Thomas                        2003          198,627            -0-                7,000
Chief Executive Officer                      2002            -0-              -0-                 -0-
Roland Czekelius                             2003          145,079            -0-                 -0-
Vice President - Culinary Development        2002           57,349            -0-                 -0-


(1) Automobile allowance

Liability and Indemnification of Officers and Directors

     Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

     o    a breach of a director's duty of loyalty to us or our stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

     o    a transaction from which a director received an improper benefit; or

     o an act or omission for which the liability of a director is expressly provided under Texas law.

     Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

             SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
            BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

     The following table sets forth the current common stock ownership of (1) each person known by us to be the beneficial owner of five percent or more of our common stock, (2) each officer and director individually and (3) all of our officers and directors as a group. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial and includes all convertible securities exercisable within 60 days from the date of this prospectus. The address of our executive officers is in care of us at 5950 Hazeltine National Drive, Suite 290, Orlando, Florida 32822. The addresses of all others are set forth below.


                                                    Number            Percent
  Name and Address                                 of Shares         of Class
  ----------------                                 ---------         --------


  Christopher R. Thomas                              656,250           5.2%

  Roland Czekelius                                    97,656            .8%


  John M. Creed                                            0             0%
  804 Pier View Way, Suite 208
  Oceanside, CA 92054

  Clyde E. Culp III                                    1,000             0%
  1907 Hidden Point
  Annapolis, MD 21401

  Werner Fischer                                           0             0%
  Kapellenstrasse 7
  65555 Limburg, Germany

  Passport - A Taste of Europe, Inc. (1) (2)       8,326,641           63.8%
  5950 Hazeltine National Drive
  Suite 290
  Orlando, FL 32822

  Kabob USA, Inc.                                   478,138            3.8%
  Kapellenstrasse 7
  65555 Limburg, Germany

  Absolute Return Europe Fund (3)                 3,250,000           22.5%
  Can Girasol, Camin de Sarria 63
  017010 Establiments
  Palma de Mallorca, Spain

  All officers and directors as a group
      (five persons)                                754,906            6.0%

     (1) Includes common stock purchase warrants to purchase up to 368,828 shares at $6.40 per share at any time until June 19, 2008. All of these shares and warrants were issued by us to acquire substantially all of the assets of Passport - A Taste of Europe, Inc.


     (2) Passport - A Taste of Europe, Inc. is a Florida corporation. Alfred Harle owns 50.5% of Passport Europe, is its Chief Executive Officer and solely controls its operations.


     (3) Includes a note in the principal sum of $1,750,000 due June 30, 2007 which may be converted into common stock at the lesser of $1.00 per share or a 20% discount to the average closing price of our common stock on the Electronic Bulletin Board or other exchange for the five business days prior to conversion.

                  SELLING STOCKHOLDERS and Plan of Distribution


     We have outstanding and are registering by this prospectus an aggregate of 1,811,000 shares of common stock held by our 63 selling stockholders. The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder. The selling stockholders listed below are offering for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time.


     The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.


     None of our selling stockholders are officers, directors or 5% or greater stockholders, except the Absolute Return Europe Fund.

                                                     Number of          Percentage of         Number of Shares
Name of Stockholder                                 Shares Owned     Outstanding Shares       Offered for Sale
--------------------                                ------------     ------------------       ----------------
Absolute Return Europe Fund                           1,500,000             11.8%                1,500,000
William A. and Stephanie B. Albright                      1,000                *                     1,000
Richard Babjak                                            1,000                *                     1,000
Robert Blakstadt                                          1,000                *                     1,000
Jack R and Karen M. Bothe                                 1,000                *                     1,000
Blake Carver                                              1,000                *                     1,000
Michael and Shannon Chamberlin                            1,000                *                     1,000
David Cole                                                1,000                *                     1,000
Clayton H. Covington                                      1,000                *                     1,000
Clyde Culp                                                1,000                *                     1,000
European Catalyst Fund                                  250,000              2.0%                  250,000
Peter Fazzone                                             1,000                *                     1,000
Jack Frank                                                1,000                *                     1,000
Fredrick U. and Katherine F. Garner                       1,000                *                     1,000
John Girdley                                              1,000                *                     1,000
Jeffrey Gottlieb                                          1,000                *                     1,000


                                                             21




                                                     Number of          Percentage of         Number of Shares
Name of Stockholder                                 Shares Owned     Outstanding Shares       Offered for Sale
--------------------                                ------------     ------------------       ----------------

Brian J. Grant                                            1,000                *                     1,000
Alan D. Haehle                                            1,000                *                     1,000
James R. Hardy, Jr.                                       1,000                *                     1,000
Larry F. Harris                                           1,000                *                     1,000
Allen Helschein                                           1,000                *                     1,000
Susan Helschein                                           1,000                *                     1,000
Charles Hines                                             1,000                *                     1,000
Debora January                                            1,000                *                     1,000
Leslie Johnson                                            1,000                *                     1,000
Edward F. Kelly, III                                      1,000                *                     1,000
Kent Kerthof                                              1,000                *                     1,000
Kenneth E. Knight                                         1,000                *                     1,000
Charles F. Kuhter                                         1,000                *                     1,000
Ronald Lang                                               1,000                *                     1,000
Nico B.M. Letschert                                       1,000                *                     1,000
Robert I. Lippincott                                      1,000                *                     1,000
Bert Longhi                                               1,000                *                     1,000
Robert H. MacDonald                                       1,000                *                     1,000
Joseph Montesi, Jr.                                       1,000                *                     1,000
George Morris                                             1,000                *                     1,000
Stanley G. Morton                                         1,000                *                     1,000
Bruce A. Nedegaard                                        1,000                *                     1,000
Anita Novara                                              1,000                *                     1,000
Sean T. O'Keefe                                           1,000                *                     1,000
Michael A. Oliva, Jr.                                     1,000                *                     1,000
David J. Pierce                                           1,000                *                     1,000
Michael Presinger                                         1,000                *                     1,000
Brian Reynolds                                            1,000                *                     1,000
Raymond L. Rieman                                         1,000                *                     1,000
David Rosenak                                             1,000                *                     1,000
Steves Rosser                                             1,000                *                     1,000
Michael R. Rossmeier                                      1,000                *                     1,000
Robert J. Sanderman                                       1,000                *                     1,000
John A. Sanderson                                         1,000                *                     1,000
Marc and Elise Schreiber                                  1,000                *                     1,000
Dieter F. Schulz                                          1,000                *                     1,000
Steve M. Sebesta                                          1,000                *                     1,000
Carl Robin Teague                                         1,000                *                     1,000


                                                               22




                                                     Number of          Percentage of         Number of Shares
Name of Stockholder                                 Shares Owned     Outstanding Shares       Offered for Sale
--------------------                                ------------     ------------------       ----------------

Bhaguan K. Vaghani                                        1,000                *                     1,000
Dru and Dana Vowell                                       1,000                *                     1,000
Richard O. Wagner                                         1,000                *                     1,000
Timothy B. Watters                                        1,000                *                     1,000
Graydon D. Webb                                           1,000                *                     1,000
Maryann Whetstone                                         1,000                *                     1,000
Christopher P. White                                      1,000                *                     1,000
William F. Witherspoon                                    1,000                *                     1,000
William A. Wright                                         1,000                *                     1,000
TOTAL:                                                                                        1,811,000 Shares



*  Less than 1%

Information Regarding the Selling Stockholders


     The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold initially at a price of $2.00 per share and thereafter if the shares are listed for trading on the Electronic Bulletin Board at then prevailing market prices or privately negotiated prices in one or more of the following transactions:


     o    Block transactions;

     o Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

     o    Privately negotiated transactions;

     o    Through the writing of options on the shares;

     o    Short sales; or

     o    Any combination of these transactions.

     The sale price to the public in these transactions may be:

     o    The market price prevailing at the time of sale;

     o    A price related to the prevailing market price;

     o    Negotiated prices; or

     o Such other price as the selling stockholders determine from time to time.

     In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.


     The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.


     Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

     We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS


     In connection with our acquisition of substantially all of the assets of Passport - A Taste of Europe, Inc., we paid a finder's fee of 205,000 shares of our common stock valued at $1.00 per share to JAG Capital, Inc., a company owned and controlled by William Gallagher. Mr. Gallagher was one of our principal stockholders at the time the shares were issued to JAG Capital. JAG Capital is not a broker-dealer and has advised us that it has not received finder's fees in any other transactions.

     We were indebted to Kabob USA, Inc. for funds loaned to us for working capital in 2002 and 2003 represented by our issuance of five promissory notes. Alfred Harle, a founder of Passport - A Taste of Europe, Inc. which is one of our principal stockholders, is himself an executive officer and a principal stockholder of Kabob USA, Inc. At July 15, 2004, the amount of indebtedness to Kabob was $2,519,735 which was evidenced by a promissory note in the amount of $1,121,800 bearing interest at the prime rate adjusted quarterly in arrears, a second promissory note in the amount of $830,000 bearing interest at the prime rate adjusted quarterly in arrears, a third promissory note in the amount of $319,554 bearing interest at the prime rate adjusted quarterly in arrears, a fourth promissory note in the amount of $210,567 bearing interest at the prime rate adjusted quarterly in arrears and a fifth promissory note in the amount of $37,814. On July 5, 2004, the five notes including accrued interest were converted into an aggregate of 478,138 shares of our common stock based upon a conversion price of $5.50 per share.


                          DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, no par value per share.

Common Stock


     Currently, there are 12,671,590 shares of common stock outstanding held by 76 stockholders including the 63 selling stockholders. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.


     Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

     We are authorized to issue 10,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Common Stock Purchase Warrants

     We have 368,828 common stock purchase warrants outstanding all of which are held by Passport - A Taste of Europe, Inc. Each warrant is exercisable to purchase one share of common stock at $6.40 per share at any time until June 19, 2008.

Limitation on Liability

     Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

     o    a breach of the director's duty of loyalty to us or our stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

     o    a transaction from which our director received an improper benefit; or

     o an act or omission for which the liability of a director is expressly provided under Texas law.

     In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Texas law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Dividends

     We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

     Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent.

                         SHARES ELIGIBLE FOR FUTURE SALE


     We have 12,671,590 shares of common stock outstanding, comprised of 1,811,000 shares which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus, and 10,860,590 shares which are restricted shares but are currently eligible for sale under Rule 144.


     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

     o    1% of the then outstanding shares of our common stock; or

     o The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                     EXPERTS


     Our financial statements included in this prospectus as of and for the years ended December 29, 2002 and December 28, 2003 have been included in reliance on the reports of Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, given on the authority of this firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Passport Restaurants, Inc. and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.


                                        PASSPORT RESTAURANTS, INC.

                                              Balance Sheet
                                     June 13, 2004 and June 15, 2003

                                                  Assets
                                                  ------

                                                                            2004                   2003
                                                                            ----                   ----
Current assets:
      Cash and cash equivalents                                         $    54,273                  73,643
      Inventories                                                            14,542                  14,542
      Prepaid expenses                                                        8,064                   8,463
                                                                        -----------             -----------

             Total current assets                                            76,879                  96,648

Property and equipment, net (note 3)                                      1,331,898               1,529,757
Other assets                                                                 52,707                  45,130
                                                                        -----------             -----------

             Total assets                                               $ 1,461,484               1,671,535
                                                                        ===========             ===========

                                       Liabilities and Stockholders' Equity
                                       ------------------------------------

Current liabilities:
      Accounts payable                                                  $   558,666                 405,899
      Accrued expenses                                                       49,578                 110,594
                                                                        -----------             -----------

             Total current liabilities                                      608,244                 516,493

Note payable (note 5)                                                     2,448,886               2,451,800
Accrued interest                                                            100,923                  31,000
                                                                        -----------             -----------

             Total liabilities                                            3,158,053               2,999,293
                                                                        -----------             -----------

Commitments and contingencies (note 7)

Stockholders' Equity:
      Common stock, $.001 par value; 60,000,000 shares
         authorized, 10,325,810 shares and 10,000 shares
         issued and outstanding                                              10,326                      10
      Preferred stock, no par value; 10,000,000
         shares authorized, no shares issued and outstanding                   --                      --
      Additional paid-in capital                                          2,308,676                    --
      Accumulated deficit                                                (4,015,571)             (1,327,768)
                                                                        -----------             -----------

             Total stockholders' equity                                  (1,696,569)             (1,327,758)
                                                                        -----------             -----------

             Total liabilities and stockholders' equity                 $ 1,461,484               1,671,535
                                                                        ===========             ===========


See accompanying notes to financial statements.

                                                       F-1



                                        PASSPORT RESTAURANTS, INC.

                              Statement of Operations and Retained Earnings
                  For the twenty-four week period ended June 13, 2004 and June 15, 2003



                                                                   2004                     2003
                                                                   ----                     ----

      Restaurant sales                                        $     71,612                    94,532

      Cost of goods sold                                           141,005                   177,946
                                                              ------------              ------------

            Gross profit (loss)                                    (69,393)                  (83,414)

Other operating expenses:
      Depreciation and amortization                                144,000                   121,000
      General and administrative                                   644,691                   626,312
                                                              ------------              ------------

            Operating loss                                        (858,084)                 (830,726)
                                                              ------------              ------------

Non-operating expense:
      Interest expense                                              33,641                    31,000
                                                              ------------              ------------

            Total non-operating expense                             33,641                    31,000
                                                              ------------              ------------

            Net loss                                          $   (891,725)                 (861,726)
                                                              ============              ============


Weighted average shares outstanding - basic                     10,276,621                    10,000
                                                               ============              ============

Weighted average shares outstanding - fully diluted             10,276,621                    10,000
                                                              ============              ============

Basic loss per share                                          $      (0.09)                   (86.17)
                                                              ============              ============

Fully diluted loss per share                                  $      (0.09)                   (86.17)
                                                              ============              ============






See accompanying notes to financial statements.

                                                   F-2



                                                PASSPORT RESTAURANTS, INC.

                                                Statement of Cash Flows
                          For the twenty-four week period ended June 13, 2003 and June 15, 2003


Cash flows from operating activities:
     Net loss                                                                $ (891,725)             (861,726)
     Adjustments to reconcile net loss to net cash
        provided by operating activities:
        Loss on disposal of property                                            153,629                  --
        Depreciation and amortization                                           144,000               121,000
        Changes in assets and liabilities:
           Inventory                                                               --                 (14,542)
           Prepaid expenses                                                        (746)               (1,145)
           Other assets                                                           7,499                (5,375)
           Accounts payable and accrued expenses                                (37,987)               78,761
                                                                             ----------            ----------

               Net cash used in operating activities                           (625,330)             (683,027)
                                                                             ----------            ----------

Cash flows from investing activities:
     Purchases of property and equipment                                           --                (751,169)
                                                                             ----------            ----------

               Net cash used in investing activities                               --                (751,169)
                                                                             ----------            ----------

Cash flows from financing activities:
     Proceeds from sale of common stock                                         429,394                  --
     Proceeds from note payable                                                 177,532             1,330,000
                                                                             ----------            ----------
                                                                             ----------            ----------

               Net cash provided by financing activities                        606,926             1,330,000
                                                                             ----------            ----------

               Net decrease in cash and cash equivalents                        (18,404)             (104,196)

Cash and cash equivalents - Beginning of period                                  72,677               177,839
                                                                             ----------            ----------

Cash and cash equivalents - End of period                                    $   54,273                73,643
                                                                             ==========            ==========

Supplemental disclosure of cash flow information: Cash paid for:
        Interest                                                             $     --                    --
                                                                             ==========            ==========

        Income taxes                                                         $     --                    --
                                                                             ==========            ==========





See accompanying notes to financial statements.

                                                  F-3



                                              PASSPORT RESTAURANTS, INC.

                                          Statement of Stockholders' Equity

                          For the year ended December 28, 2003 and the Period from May 30, 2002
                                          (inception) through December 29, 2002



                                           Common Stock                 Additional                               Total
                                  -----------------------------          Paid-In          Accumulated        Stockholders'
                                     Shares             Amount           Capital            Deficit            Equity
                                  -----------        ----------        ----------         ----------         ----------

Balances at inception
  (May 30, 2002)                         --          $     --                --                 --                 --

Issuance of common
  stock                                10,000               100              --                 --                  100

Net loss                                 --                --                --             (466,042)          (466,042)
                                   ----------        ----------        ----------         ----------         ----------

Balances,
  December 31, 2002                    10,000               100              --             (466,042)          (465,942)

Impact of recapitalization
  and change in par value           8,995,938             8,906            (8,906)              --                 --

Common stock issued
  for services                        994,062               994           993,068               --              994,062

Common stock sold                      28,350                28           130,950               --              130,978

Common stock warrants
  exercised                           199,032               199           764,269               --              764,468

Net loss                                 --                --                --           (2,657,804)        (2,657,804)
                                   ----------        ----------        ----------         ----------         ----------

Balances,
  December 31, 2003                10,227,382        $   10,227         1,879,381         (3,123,846)        (1,234,238)
                                   ==========        ==========        ==========         ==========         ==========



See accompanying notes to financial statements.

                                                            F-4


                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements


(1) Organization and Basis of Presentation
    --------------------------------------

     Passport - A Taste of Europe, Inc. (Passport) was formed in May 2002 for the purpose of operating quick, casual restaurants. Operations of the Company through the date of merger had been devoted primarily to concept development, restaurant site selection, raising capital and administrative activities.

     Passport Restaurants, Inc. (Formerly Leopard Holdings, Inc. - LHI) was a Texas corporation incorporated in 2000. However, in June 2003 the Board of Directors resolved to terminate the operations of LHI which has been very limited in its nature and scope through that date.

     On June 19, 2003, pursuant to a certain asset purchase agreement (Agreement), LHI exchanged 8,010,938 shares of its common stock for all of the assets and liabilities of Passport in a business combination accounted for as a reverse acquisition. For accounting purposes the reverse acquisition is reflected as if Passport issued its stock (10,000 shares) for the net assets of LHI. The net assets of LHI were not adjusted in connection with the reverse acquisition since they were monetary in nature. Accordingly, no goodwill or intangibles were recorded because the Agreement resulted in a combining of the companies which has been reflected as a recapitalization transaction. The accompanying consolidated financial statements reflect the activity of Passport only through June 19, 2003 and include the accounts of both Passport and LHI subsequent to the closing of the agreement.

     As a result of the transaction the existing directors and officers of LHI resigned and new directors and officers were appointed. (hereinafter, the combined entities of LHI and Passport are referred to as the Company). Subsequent to this date LHI changed its name to Passport Restaurants, Inc.

(2) Summary of Significant Accounting Policies
    ------------------------------------------

     (a) Revenue Recognition
         -------------------

     The principal sources of revenue is derived from restaurant sales. Restaurant sales are recognized as earned.


                                                                     (Continued)

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003

(2) Summary of Significant Accounting Policies (Continued)

     (b) Fiscal Year
         ------------

     The Company reports on a 52/53 week fiscal year ending on the Sunday nearest December 31.

     (c) Cash and Cash Equivalents
         -------------------------

     The Company considers all highly liquid investments, originally purchased with a maturity of three months or less, to be cash equivalents.

     (d) Property and Equipment
         ----------------------

     Property, equipment and leaseholds are stated at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the remaining terms of the leases. The estimated useful lives used for financial statement purposes are:

                                                               Year
                                                               ----

          Leasehold improvements                               10
          Furniture, fixtures and equipment                    5-7

     Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while betterments are capitalized.

     (e) Impairment of Long-Lived Assets
         -------------------------------

     The Company has adopted SFAS 144, "Accounting for Impairment of Long-lived Assets." In accordance with SFAS 144, we evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The amount of an impairment is determined by comparing anticipated undiscounted future operating cash flows from the related long-lived assets with their respective carrying values. In performing this analysis, management considers such factors as current results, trends, future prospects and other economic factors. No impairment of long-lived assets was determined during the period ended December 28, 2003.

                                                                     (Continued)

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003

(2) Summary of Significant Accounting Policies (Continued)

     (f) Use of Estimates
         ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (g) Advertising Costs
         -----------------
     The costs of advertising, promotion and marketing programs are charged to general and administrative expenses in the year incurred. Total advertising and sales promotion expense amounted to approximately $66,000 and $43,000 for the year ended December 28, 2003 and the period ended December 29, 2002.

     (h) Pre-Opening Costs
         -----------------

     All pre-opening costs associated with the opening of new restaurants, which consists primarily of labor and food costs incurred in training and preparation for opening, are expensed when incurred.


(3) Presentation of Unaudited Financial Statements
--------------------------------------------------

     The unaudited financial statements have been prepared in accordance with rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with generally accepted accounting principles. The information furnished, in the opinion of management, reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 13, 2004, and results of operations and cash flows for the six month periods ended June 13, 2004 and June 15, 2003. The results of operations are not necessarily indicative of results which may be expected for any other interim period, or for the year as a whole.

(4) Sales to Major Customers
----------------------------

     During the six months ended June 13, 2004 and June 15, 2003, no customer accounted for more than 10% of total revenue.

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003


(5) Subsequent Events
---------------------

     In July 2004, the Company sold 1,750,000 shares of its common stock at $1 per share to two investors. The Company also issued $1,750,000 in convertible promissory notes to one of the investors. The note is convertible until June 30, 2007 into shares of common stock at the lower of $1 per share or 80% of the closing price of the common stock on the five business days prior to conversion.

     In July 2004, the Company also issued 478,138 shares of its common stock valued at $5.50 per share in exchange for the cancellation of promissory notes and accrued interest aggregating $2,629,759 held by Kabob USA, Inc., a related party.

     Had these transactions occurred in June 2004, the effect on working capital, total assets, total liabilities, and stockholders' equity would have been as follows (unaudited):


                                         As reported         Pro forma
                                        June 13, 2004      June 13, 2004
                                        -------------      -------------

         Working capital                $  (531,365)          3,848,394
         Total assets                     1,461,484           4,961,484
         Total liabilities                3,158,053           2,278,294
         Stockholders' equity            (1,696,569)          2,683,190

                           PASSPORT RESTAURANTS, INC.

                              Financial Statements

                                December 28, 2003


                   (With Independent Auditors' Report Thereon)

                           PASSPORT RESTAURANTS, INC.

                                Table of Contents




Independent Auditors' Report........................................  F-11

Financial Statements:

       Balance Sheet................................................  F-12

       Statement of Operations and Retained Earnings................  F-13

       Statement of Cash Flows......................................  F-14

       Statement of Stockholders' Equity............................  F-15

Notes to Financial Statements.......................................  F-16

                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors
Passport Restaurants, Inc.

We have audited the balance sheet of Passport Restaurants, Inc. (a development stage company) as of December 28, 2003 and December 29, 2002, and the related statements of operations, stockholders' equity and cash flows for the year ended December 28, 2003, and the period from May 30, 2002 (date of inception) through December 29, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Passport Restaurants, Inc. at December 28, 2003 and December 29, 2002, and the results of its operations and its cash flows for the year ended December 28, 2003 and the period from May 30, 2002 (date of inception) through December 29, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Tschopp, Whitcomb & Orr, P.A.


September 24, 2004
Maitland, Florida


                                      PASSPORT RESTAURANTS, INC.

                                              Balance Sheet
                                December 28, 2003 and December 29, 2002

                                                  Assets
                                                  ------

                                                                         2003                   2002
                                                                         ----                   ----
Current assets:
      Cash and cash equivalents                                      $    72,677                177,839
      Inventories                                                         14,542                   --
      Prepaid expenses                                                     7,318                  7,318
                                                                     -----------            -----------

             Total current assets                                         94,537                185,157

Property and equipment, net (note 3)                                   1,629,527                899,588
Other assets                                                              60,206                 39,755
                                                                     -----------            -----------

             Total assets                                            $ 1,784,270              1,124,500
                                                                     ===========            ===========

                                    Liabilities and Stockholders' Equity
                                    ------------------------------------

Current liabilities:
      Accounts payable                                               $   642,495                382,601
      Accrued expenses                                                    37,377                 78,299
                                                                     -----------            -----------

             Total current liabilities                                   679,872                460,900

Note payable (note 5)                                                  2,271,354              1,121,800
Accrued interest                                                          67,282                  7,742
                                                                     -----------            -----------

             Total liabilities                                         3,018,508              1,590,442
                                                                     -----------            -----------

Commitments and contingencies (note 6)

Stockholders' Equity:
      Common stock, $.001 par value; 50,000,000
         shares authorized, 10,227,432 issued and outstanding             10,227                    100
      Preferred stock, no par value; 10,000,000
         shares authorized, no shares issued and outstanding                --                     --
      Additional paid-in capital                                       1,879,381                   --
      Accumulated deficit                                             (3,123,846)              (466,042)
                                                                     -----------            -----------

             Total stockholders' equity                               (1,234,238)              (465,942)
                                                                     -----------            -----------

             Total liabilities and stockholders' equity              $ 1,784,270              1,124,500
                                                                     ===========            ===========


See accompanying notes to financial statements.

                                                       F-12



                                     PASSPORT RESTAURANTS, INC.

                          Statement of Operations and Retained Earnings

                        For the year ended December 28, 2003 and for the
            Period from May 30, 2002 (date of inception) through December 29, 2002


                                                                  2003                     2002
                                                                  ----                     ----

      Restaurant sales                                        $   214,071                     2,821

      Cost of goods sold                                          456,004                     9,760
                                                              -----------               -----------

            Gross profit (loss)                                  (241,933)                   (6,939)

Other operating expenses:
      Depreciation and amortization                               288,230                    16,445
      General and administrative                                2,060,359                   434,916
                                                              -----------               -----------

            Operating loss                                     (2,590,522)                 (458,300)
                                                              -----------               -----------

Non-operating expense:
      Interest expense                                             67,282                     7,742
                                                              -----------               -----------

            Total non-operating expense                            67,282                     7,742
                                                              -----------               -----------

            Net loss                                          $(2,657,804)                 (466,042)
                                                              ===========               ===========


Weighted average shares outstanding - basic                     9,517,144                 9,005,938
                                                              ===========               ===========

Weighted average shares outstanding - fully diluted             9,517,144                 9,005,938
                                                              ===========               ===========

Basic loss per share                                          $     (0.28)                    (0.05)
                                                              ===========               ===========

Fully diluted loss per share                                  $     (0.28)                    (0.05)
                                                              ===========               ===========




See accompanying notes to financial statements.

                                                    F-13



                                        PASSPORT RESTAURANTS, INC.

                                        Statement of Cash Flows

                             For the year ended December 28, 2003 and the
               Period from May 30, 2002 (date of inception) through December 29, 2002


                                                                    2003                   2002
                                                                    ----                   ----

Cash flows from operating activities:
     Net loss                                                   $(2,657,804)              (466,042)
     Adjustments to reconcile net loss to net cash
        provided by operating activities:
        Common stock issued for services                            994,062                   --
        Depreciation and amortization                               288,230                 16,445
        Changes in assets and liabilities:
           Inventory                                                (14,542)                  --
           Prepaid expenses                                            --                   (7,318)
           Other assets                                             (20,451)               (39,755)
           Accounts payable and accrued expenses                    278,512                468,642
                                                                -----------            -----------

               Net cash used in operating activities             (1,131,993)               (28,028)
                                                                -----------            -----------

Cash flows from investing activities:
     Purchases of property and equipment                         (1,018,169)              (916,033)
                                                                -----------            -----------

               Net cash used in investing activities             (1,018,169)              (916,033)
                                                                -----------            -----------

Cash flows from financing activities:
     Proceeds from sale of common stock                             895,446                    100
     Proceeds from note payable                                   1,149,554              1,121,800
                                                                -----------            -----------

               Net cash provided by financing activities          2,045,000              1,121,900
                                                                -----------            -----------

               Net increase in cash and cash equivalents           (105,162)               177,839

Cash and cash equivalents - Beginning of period                     177,839                   --
                                                                -----------            -----------

Cash and cash equivalents - End of period                       $    72,677                177,839
                                                                ===========            ===========

Supplemental disclosure of cash flow information:
    Cash paid for:
        Interest                                                $      --                     --
                                                                ===========            ===========

        Income taxes                                            $      --                     --
                                                                ===========            ===========

See accompanying notes to financial statements.

                                                     F-14



                                   PASSPORT RESTAURANTS, INC.

                               Statement of Stockholders' Equity

           For the year ended December 28, 2003 and the Period from May 30, 2002
                           (inception) through December 29, 2002



                                           Common Stock                Additional                               Total
                                   ----------------------------          Paid-In         Accumulated        Stockholders'
                                     Shares            Amount            Capital           Deficit             Equity
                                   ----------        ----------        ----------         ----------         ----------

Balances at inception
  (May 30, 2002)                         --          $     --                --                 --                 --

Issuance of common
  stock                                10,000               100              --                 --                  100

Net loss                                 --                --                --             (466,042)          (466,042)
                                   ----------        ----------        ----------         ----------         ----------

Balances,
  December 29, 2002                    10,000               100              --             (466,042)          (465,942)

Impact of recapitalization
  and change in par value           8,995,938             8,906            (8,906)              --                 --

Common stock issued
  for services                        994,062               994           993,068               --              994,062

Common stock sold                      28,350                28           130,950               --              130,978

Common stock warrants
  exercised                           199,032               199           764,269               --              764,468

Net loss                                 --                --                --           (2,657,804)        (2,657,804)
                                   ----------        ----------        ----------         ----------         ----------

Balances,
  December 28, 2003                10,227,382        $   10,227         1,879,381         (3,123,846)        (1,234,238)
                                   ==========        ==========        ==========         ==========         ==========



See accompanying notes to financial statements.

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003

(1) Organization and Basis of Presentation
    --------------------------------------

     Passport - A Taste of Europe, Inc. (Passport) was formed in May 2002 for the purpose of operating quick, casual restaurants. Operations of the Company through the date of merger had been devoted primarily to concept development, restaurant site selection, raising capital and administrative activities.

     Passport Restaurants, Inc. (Formerly Leopard Holdings, Inc. - LHI) was a Texas corporation incorporated in 2000. However, in June 2003 the Board of Directors resolved to terminate the operations of LHI which has been very limited in its nature and scope through that date.

     On June 19, 2003, pursuant to a certain asset purchase agreement (Agreement), LHI exchanged 8,010,938 shares of its common stock for all of the assets and liabilities of Passport in a business combination accounted for as a reverse acquisition. For accounting purposes the reverse acquisition is reflected as if Passport issued its stock (10,000 shares) for the net assets of LHI. The net assets of LHI were not adjusted in connection with the reverse acquisition since they were monetary in nature. Accordingly, no goodwill or intangibles were recorded because the Agreement resulted in a combining of the companies which has been reflected as a recapitalization transaction. The accompanying consolidated financial statements reflect the activity of Passport only through June 19, 2003 and include the accounts of both Passport and LHI subsequent to the closing of the agreement.

     As a result of the transaction the existing directors and officers of LHI resigned and new directors and officers were appointed. (hereinafter, the combined entities of LHI and Passport are referred to as the Company). Subsequent to this date LHI changed its name to Passport Restaurants, Inc.

(2) Summary of Significant Accounting Policies
    ------------------------------------------

     (a) Revenue Recognition
         -------------------

     The principal sources of revenue is derived from restaurant sales. Restaurant sales are recognized as earned.

                                                                     (Continued)

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003


(2) Summary of Significant Accounting Policies (Continued)
    ------------------------------------------------------

     (b) Fiscal Year
         -----------

     The Company reports on a 52/53 week fiscal year ending on the Sunday nearest December 31.

     (c) Cash and Cash Equivalents
         -------------------------

     The Company considers all highly liquid investments, originally purchased with a maturity of three months or less, to be cash equivalents.

     (d) Property and Equipment
         ----------------------

      Property, equipment and leaseholds are stated at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the remaining terms of the leases. The estimated useful lives used for financial statement purposes are:

                                                               Year
                                                               ----

          Leasehold improvements                                10
          Furniture, fixtures and equipment                     5-7

     Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while betterments are capitalized.

     (e) Impairment of Long-Lived Assets
         -------------------------------

     The Company has adopted SFAS 144, "Accounting for Impairment of Long-lived Assets." In accordance with SFAS 144, we evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The amount of an impairment is determined by comparing anticipated undiscounted future operating cash flows from the related long-lived assets with their respective carrying values. In performing this analysis, management considers such factors as current results, trends, future prospects and other economic factors. No impairment of long-lived assets was determined during the period ended December 28, 2003.

                                                                     (Continued)

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003


(2) Summary of Significant Accounting Policies (Continued)
    ------------------------------------------------------

     (f) Use of Estimates
         ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (g) Advertising Costs
         -----------------

     The costs of advertising, promotion and marketing programs are charged to general and administrative expenses in the year incurred. Total advertising and sales promotion expense amounted to approximately $66,000 and $43,000 for the year ended December 28, 2003 and the period ended December 29, 2002.

     (h) Pre-Opening Costs
         -----------------
     All pre-opening costs associated with the opening of new restaurants, which consists primarily of labor and food costs incurred in training and preparation for opening, are expensed when incurred.

(3) Property and Equipment
    ----------------------

     At December 28, 2003 and December 29, 2002, property and equipment consisted of the following:

                                                    2003             2002
                                                    ----             ----

      Leasehold improvements                     $ 1,261,072        361,438
      Furniture, fixtures and equipment              644,561        295,601
      Construction in process                           --          233,000
      Vehicles                                        28,994         25,994
                                                 -----------    -----------
                                                   1,934,627        916,033
      Less - Accumulated depreciation
         and amortization                           (305,100)       (16,445)
                                                 -----------    -----------
                                                 $ 1,629,527        899,588
                                                 ===========    ===========

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003


(4) Note Payable
    ------------

     Note payable to related party bearing interest at the prime rate (4.0% at December 28, 2003). Principal and accrued interest due July 2007.

(5) Income Taxes
    ------------

     At December 28, 2003, the Company had a net operating loss carryforward for income tax purposes of approximately $2,200,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2022, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

(6) Commitments and Contingencies
    -----------------------------

     The Company leases its office and certain store locations under operating lease agreements. Rent expense totaled $293,734 and $19,922 for the year ended December 28, 2003 and the period ended December 29, 2002, respectively.

     Future minimum rental commitments for operating leases with non-cancelable terms in excess of one year are as follows:

              Year Ending December

                      2004                          $165,892
                      2005                           215,572
                      2006                           212,300
                      2007                           148,992
                      2008                            53,579
                   Thereafter                         44,620

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003


(7) Loss Per Share of Common Stock
    ------------------------------

     Loss per share of common stock has been computed based upon the weighted average number of common shares outstanding during the years presented. Common stock equivalents resulting from the issuance of convertible debt are included in the calculation of diluted earnings per share information.

     For purposes of computing the weighted average number of shares outstanding, the number of shares of the Company stock prior to the business combination has been adjusted as if the conversion of these shares took place on May 30, 2002.

     Warrants to purchase 623,318 shares of common stock, at a price of $6.40 per share, were outstanding during the year but not included in the December 28, 2003 computations of diluted loss per share, because inclusion of such securities would have an antidilutive effect on loss per share. 424,236 warrants, which expire on June 19, 2008 were still outstanding at December 28, 2003.

(8) Stockholders' Equity
    --------------------

     The Company is authorized to issue up to 10,000,000 shares of preferred stock, no par value, the rights, preference and privileges of which may be determined from time to time by the Board of Directors. The Board of Directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative, and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of December 28, 2003 and December 29, 2002, there were no shares of preferred stock issued and outstanding. Any preferred stock issued will rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock. The preferred stock will, if issued, be fully paid and assessable.

                                                                     (Continued)

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003


(8) Stockholders' Equity (Continued)
    --------------------------------
     The fair value of warrants is estimated on the date of grants utilizing the Black-Scholes option pricing model with the following weighted average assumptions for year ended December 31, 2003: expected life of 5 years; expected volatility of 50%, risk-free interest rate of 3.5%; and a 0% dividend yield.

     The Company has issued warrants in connection with the reverse merger. The Company's warrants allow the holder to purchase one share of the Company's common stock at a specified price.

     Warrants granted and issued by the Company consisted of:

                                                                    Weighted
                                                                     Average
                                                       Number        Price
                                                       ------        -----

      Balance outstanding, December 29, 2002              --         $  --
                                                      --------       --------

      Warrants granted                                 623,318           6.40
      Warrants exercised                              (199,082)          6.40
      Warrants cancelled                                  --            --
                                                      --------       --------

      Balance outstanding, December 28, 2003           424,236       $   6.40
                                                      ========       ========

      Options and warrants exercisable                 424,236       $   6.40
                                                      ========       ========


(9) Subsequent Events
    -----------------

     In July 2004, the Company sold 1,750,000 shares of its common stock at $1 per share to two investors. The Company also issued $1,750,000 in convertible promissory notes to one of the investors. The note is convertible until June 30, 2007 into shares of common stock at the lower of $1 per share or 80% of the closing price of the common stock on the five business days prior to conversion.

                           PASSPORT RESTAURANTS, INC.

                          Notes to Financial Statements

                          Year Ended December 28, 2003


     In July 2004, the Company also issued 478,138 shares of its common stock valued at $5.50 per share in exchange for the cancellation of promissory notes and accrued interest aggregating $2,629,759 held by Kabob USA, Inc., a related party.

     Had these transactions occurred in June 2004, the effect on working capital, total assets, total liabilities, and stockholders' equity would have been as follows (unaudited):

                                            As reported          Pro forma
                                            June 13, 2004       June 13, 2004
                                            -------------       -------------

         Working capital                     $(531,365)           3,848,394
         Total assets                        1,461,484            4,961,484
         Total liabilities                   3,158,053            2,278,294
         Stockholders' equity               (1,696,569)           2,683,190

                           Passport Restaurants, Inc.

                        1,811,000 shares of common stock

                   Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Eleven, Section 1 of our Articles of Incorporation provides for indemnification of our officers, directors and controlling persons to the full extent provided by Texas law. Further, Article Seven, Section 3, provides that no director is personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer except for (i) a breach of the director's duty of loyalty to us or our stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, (iii) a transaction from which the director received an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided under Texas law.


     Under the Texas corporate statutes, Texas corporations are permitted to indemnify their officers and directors for liability to stockholders, so long as such indemnification does not include the items set forth in the previous paragraph under (i) through (iv).


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

                  SEC Registration Fees..................  $     366
                  Blue Sky Filing Fees.................... $   2,000
                  Blue Sky Legal Fees....................  $   3,000
                  Printing Expenses......................  $   5,000
                  Legal Fees.............................  $  60,000
                  Accounting Fees........................  $   8,000
                  Transfer Agent Fees....................  $   2,000
                  Miscellaneous Expenses.................  $   9,634
                                                           ---------
                  Total..................................  $  90,000 (2)

          (1)  All expenses, except the SEC registration fee, are estimated.


          (2) All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In the last three years, we have issued the following shares of our unregistered securities:

          (i) In September 2000 we issued 936,000 shares to the seven persons named below for services rendered valued at $.01 per share, pursuant to
     Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), as follows:

        Name                                                  Shares
        -----                                                 ------

        William Gallagher.................................    216,000
        Joseph Fazzone....................................    216,000
        Gary Agron........................................     72,000
        Mathis Family Partners, Ltd.......................    108,000
        GM/CM Family Partners, Ltd........................     72,000
        John Mathues......................................    216,000
        Jeffrey Morehouse.................................     36,000

          All of such individuals were friends of our executive officers and were known by them to be accredited investors as defined in Rule 501. All shares issued contained a restrictive legend and the holders confirmed they were acquiring the shares for investment and without an intent to distribute the shares.


          (ii) In October 2000 we issued 1,000 shares each to 61 persons without charge pursuant to the provisions of Regulation D, Rule 506. All of such individuals were friends or business associates of our executive officers or directors and were known by them to be accredited investors as defined in Rule 501. All of the shares issued contained a restrictive legend and the holders confirmed that they were acquiring the shares for investment and without an intent to distribute the shares. No sales commissions were paid in connection with the transactions and the names of each individual are included under "Selling Stockholders and Plan of Distribution."

          (iii) In June 2003 we issued the following shares to the following individuals for $.001 per share pursuant to Section 4(2) of the 1933 Act, as amended. All of such individuals were members of the Registrant's senior management team who were known by Mr. Thomas, our Chief Executive Officer, to be financially sophisticated (except Mr. Serino) and who had made similar investments in the past. As members of management, they were fully informed of the Registrant's operations and had assisted in developing our business plan. All of the shares issued contained a restrictive legend, and the holders confirmed that they were acquiring the shares for investment and without an intent to distribute the shares.


                                                            Number
        Name                                               of Shares
        ----                                               ---------

        Christopher R. Thomas...........................     656,250
        Roland Czekelius................................      97,656
        Michael P. Vogel................................      31,250
        Gregory Serino..................................       3,906

          (iv) In June 2003, pursuant to an Asset Purchase Agreement, we issued 8,010,938 shares of our common stock and 623,318 common stock purchase warrants pursuant to Section 4(2) of the 1933 Act to Passport - A Taste of Europe, Inc., a Florida corporation ("PPT"), in exchange for all of the assets of PPT. The share and warrant certificates contained a restrictive legend and PPT confirmed that it was acquiring the shares for investment and without an intent to distribute the shares. In connection with the Agreement, we also issued 205,000 shares to Jag Capital, Inc., as a finder's fee, valued at $1.00 per share.

          (v) In July 2004 we (i) issued 1,500,000 shares to the Absolute Return Europe Fund and 250,000 shares to the European Catalyst Fund all at $1.00 per share, (ii) issued a $1,750,000 convertible promissory note to Absolute Return Europe Fund, (iii) exchanged $2,629,759 of indebtedness to Kabob USA, Inc. for 478,138 shares issued at $5.50, and (iv) issued 95,667 shares to Alfred Harle valued at $3.00 per share in exchange for the assumption by Mr. Harle of $287,000 of our trade accounts payable.

          (vi) Between July 2003 and August 2004 Passport - A Taste of Europe, Inc. exercised 259,227 common stock purchase warrants at $6.40 per warrant for net proceeds of $995,342.

          (vii) Passport - A Taste of Europe, Inc. sold 4,222,461 units of its securities, each unit consisting of four shares of common stock and one warrant at an exercise price of $1.00 for $.001 per unit (a total of $4,222) to a group of European investors. None of these persons were citizens or residents of the U.S. These were the only securities issued by Passport Europe within the last three years.

          (viii) Between September 2003 and August 2004 we sold an aggregate of 88,558 shares for net proceeds of $410,595 (or $4.64 per share) to a group of German investors, none of whom were U.S. residents or citizens.

ITEM 27. EXHIBIT INDEX.

   Exhibit No.  Description
   -----------  -----------

       3.1      Articles of Incorporation, as amended, of the Registrant (1)
       3.2      Bylaws of the Registrant (1)
       5.1      Opinion of Gary A. Agron (1)
      10.1      Asset Purchase Agreement Between the Registrant and
                Passport - A Taste of Europe, Inc. (1)
      10.2      Employment Agreement with Mr. Thomas (1)
      10.3      Restaurant Lease (MIT) (1)
      10.4      Restaurant and Office Lease (Plymouth) (1)
      10.5      Restaurant Lease (Chelsea) (1)
      10.6      Restaurant Lease (Sunrise) (1)
      10.7      Promissory note Kabob USA, Inc. (1)
      10.8      Promissory note Kabob USA, Inc. (1)
      23.1 Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified Public Accountants, in connection with the Financial Statements of Leopard Holdings, Inc. (1)
      23.2 Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified Public Accountants, in connection with the Financial Statements of Passport - A Taste of Europe, Inc. (1)
      23.3      Consent of Gary A. Agron (See 5.1 above) (1)
      23.4      Consent of Tschopp, Whitcomb & Orr, P.A., Certified Public
                Accountants

(1)      Previously filed

ITEM 28. UNDERTAKINGS.

         The Registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


          (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Orlando, Florida on October 12, 2004.


PASSPORT RESTAURANTS, INC.

By:  /s/ CHRISTOPHER R. THOMAS
     ---------------------------
         Christopher R. Thomas
         Chief Executive Officer


     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on October 12, 2004.


Signature                                                     Title
---------                                                     -----
/s/ Christopher R. Thomas                       Chief Executive Officer, Chief
-----------------------------
Christopher R. Thomas                           Financial Officer (Principal
                                                Accounting Officer), President
                                                and Director

/s/ Roland Czekelius                            Vice President - Culinary
-----------------------------                   Development
Roland Czekelius

/s/ Clyde E. Culp III                           Director
-----------------------------
Clyde E. Culp III

/s/ John M. Creed                               Director
-----------------------------
John M. Creed

/s/ Werner Fischer                              Director
-----------------------------
Werner Fischer

                                  EXHIBIT INDEX

   Exhibit No.  Description
   -----------  -----------


       3.1      Articles of Incorporation, as amended, of the Registrant (1)
       3.2      Bylaws of the Registrant (1)
       5.1      Opinion of Gary A. Agron (1)
      10.1      Asset Purchase Agreement Between the Registrant and
                Passport - A Taste of Europe, Inc. (1)
      10.2      Employment Agreement with Mr. Thomas (1)
      10.3      Restaurant Lease (MIT) (1)
      10.4      Restaurant and Office Lease (Plymouth) (1)
      10.5      Restaurant Lease (Chelsea) (1)
      10.6      Restaurant Lease (Sunrise) (1)
      10.7      Promissory note Kabob USA, Inc. (1)
      10.8      Promissory note Kabob USA, Inc. (1)
      23.1 Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified Public Accountants, in connection with the Financial Statements of Leopard Holdings, Inc. (1)
      23.2 Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified Public Accountants, in connection with the Financial Statements of Passport - A Taste of Europe, Inc. (1)
      23.3      Consent of Gary A. Agron (See 5.1 above) (1)
      23.4      Consent of Tschopp, Whitcomb & Orr, P.A., Certified Public
                Accountants